Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED WAIVER AND SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

THIS AMENDED AND RESTATED WAIVER AND SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (“Agreement”) is entered into on January 18, 2023 by and between Phillip M. Miller (“Employee”), Home Point Financial Corporation (“Home Point Financial” or “Employer”), and Home Point Capital Inc. (“Home Point Capital”). Such parties are herein after referred to collectively as the “Parties”.

The Employee, Employer and Home Point Capital entered into a Waiver and Separation Agreement and General Release of All Claims dated December 15, 2022 (the “Original Separation Agreement”). The parties desire to amend and restate the Original Separation Agreement in its entirety, as set forth herein.

IN CONSIDERATION of the mutual promises contained herein and other good and valuable consideration described below, the parties agree as follows:

1. Separation/Transition from Employment: Employee has agreed to voluntarily separate from his employment with Employer, including its predecessors, direct and indirect parents and subsidiaries, affiliates, and related entities, and permanently end his employment relationship effective February 15, 2023 (the “Separation Date”). Employee represents and freely acknowledges that he has not been coerced, forced, or otherwise required to resign from employment, and instead has done so of his own free will and deed. Employee further agrees that the period of his employment from January 1, 2023, to his Separation Date will be a “Transition Period” during which he will continue to perform work on the terms and conditions set forth below.

2.    Consideration: In exchange for the agreements and obligations of Employee set forth in this Agreement, Employer shall provide Employee with the following consideration, the sufficiency of which is hereby acknowledged:

a)During the Transition Period, Employee will no longer hold the title of Chief Operating Officer. During the Transition Period, Employee will continue to be paid an annual base salary of [***], payable bi-weekly, less applicable taxes and deductions. Employee shall continue to be entitled to receive his currently elected benefits coverage through the Separation Date. Work related expenses incurred prior to the Separation Date necessary to perform duties requested by Employer shall be reimbursed to Employee consistent with Employer’s existing Travel and Expense Policies.

b)Employee shall remain eligible to receive a cash bonus for the 2022 calendar year pursuant to Home Point Financial’s annual corporate bonus plan. The exact bonus amount will be determined based on Home Point Financial’s 2022 achieved results and Home Point Financial’s bonus pool funding in accordance with the plan. Employee’s Bonus will be paid at the same time other bonuses for the 2022 calendar year are paid company-wide, which will occur no later than March 15, 2023. Employee agrees that he is not otherwise entitled to this payment under any contract, agreement, practice, bonus plan, or custom of Home Point Financial, and understands that it is paid by Home Point Financial solely in light of business considerations and the desire to amicably resolve and release all claims.

c)The terms of Employee’s Substitute Option Agreement (the “Substitute Option Agreement”) entered into by the Employee pursuant to the Home Point Capital Inc. 2021 Incentive Plan (the “Plan”), shall be modified, such that as of the Separation Date, Employee shall hold [***]unvested Performance-Based Substitute Options (as defined in the Substitute Option Agreement) and the time period for vesting eligibility of such Performance-Based Substitute Options shall be extended until the respective expiration date of the applicable Option Period (as defined in the Plan) for such Performance-Based Substitute Options; provided that, for the avoidance of doubt, such Performance-Based Substitute Options shall otherwise maintain all terms, conditions, and restrictions applicable to such Performance-Based Substitute Options under the Substitute Option Agreement.

ClarkHill\49458\183091\223633547.v1-3/19/20

d)Solely upon the vesting of Employee’s Performance-Based Substitute Options in accordance with the terms set forth in the Substitute Option Agreement, Employee will be entitled to receive a special bonus payment in an aggregate amount equal to the sum of (i) the “Performance-Vesting Bonus” amount set forth in Section 1(a)(iii) of Employee’s Bonus Agreement, dated October 1, 2020, between Employee and Home Point Capital LP, (ii) the “Performance-Vesting Bonus” amount set forth in Section 1(a)(iii) of Employee’s Bonus Agreement, dated January 15, 2021, between Employee and Home Point Capital LP, (iii) the “Performance-Vesting Bonus” amount set forth in Section 1(a)(iii) of Employee’s Bonus Agreement, dated August 27, 2021, between Employee and Home Point Capital Inc., (iv) the “Performance-Vesting Bonus” amount set forth in Section 1(a)(iii) of Employee’s Bonus Agreement, dated November 19, 2021, between Employee and Home Point Capital Inc., (v) the “Performance-Vesting Bonus” amount set forth in Section 1(a)(iii) of Employee’s Bonus Agreement, dated March 18, 2022, between Employee and Home Point Capital Inc., and (vi) the “Performance-Vesting Bonus” amount set forth in Section 1(a)(iii) of Employee’s Bonus Agreement, dated June 10, 2022, between Employee and Home Point Capital Inc., subject in each case to applicable withholding obligations.

Employee agrees and acknowledges that, except for any payments provided for herein, he has been paid or has received all wages, salary, unused accrued paid time off, bonuses, expenses, commissions, and fringe benefits that are or will be due to him through and following the Separation Date. Employee further certifies that he has received written notice that all fringe benefits will cease on the Separation Date unless otherwise provided by the applicable plan documents.

Employee agrees and acknowledges that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

c.Release of All Claims: In exchange for the consideration contained in Paragraph 2 of this Agreement, Employee agrees for himself, him heirs, executors, administrators, successors and assigns to release and discharge forever Employer and its successors, predecessors, direct and indirect parents (including, for the avoidance of doubt, Home Point Capital), subsidiaries, affiliates, related entities, past and current officers, directors, members, board members, employees, direct and indirect equity holders, partners, agents, attorneys, and assigns in their official and individual capacities from any and all claims, debts, promises, agreements, demands, causes of action, losses, and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of this Agreement, or arising out of or in connection with his voluntary departure from employment with Employer and any of its predecessors, successors, direct or indirect parents or subsidiaries, affiliates, or related entities. This total release applies to all claims, demands, actions and causes of action of any kind or nature whatsoever, in law, in equity, or in administrative proceedings, based on anything that has previously occurred including, by way of illustration and not of any limitation; any claim of discrimination or harassment of any kind; retaliation of any kind; breach of an express or implied contract; public policy discharge; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Equal Pay Act; the Age Discrimination in Employment Act; the Worker Adjustment and Retraining Notification Act; the Michigan Elliott-Larsen Civil Rights Act; the Michigan Persons With Disabilities Act; the Michigan Whistleblowers' Protection Act; the Michigan Wage and Hour laws; the Michigan Wage and Fringe Benefit Act; the Bullard-Plawecki Employee Right to Know Act, the Michigan Workforce Opportunity Wage Act, the Michigan Occupational Safety and Health Act (MIOSHA), the Michigan Social Security Number Privacy Act, the Michigan Internet Privacy Protection Act; violation of any state, federal or local laws, ordinances, statutes, regulations or constitutional provisions; violation of any civil rights, employment and/or labor laws or statutes in the state in which you are employed; fraud, deceit or misrepresentation; breach of any fiduciary duty; intentional infliction of emotional distress; libel, slander and defamation; breach of any implied covenant of good faith or fair dealing; constructive, forced or coerced discharge; promissory estoppel; intentional interference with an advantageous contractual or business relationship or expectancy; invasion of privacy; wrongful or retaliatory discharge; and all other claims of tortious conduct, statutory or constitutional violations or breach of contract.

This release and waiver applies to all past, existing and accrued claims, known or unknown, asserted or unasserted, against Employer and its successors, predecessors, direct and indirect parents (including, for the avoidance of doubt, Home Point Capital), subsidiaries, affiliates, related entities, past and current officers, directors, members, board members, employees, direct and indirect equity holders, partners, agents, attorneys, and assigns in their official and individual capacities arising out of any relationship with

Employee including, but not limited to, the employment relationship and in all matters of employment and terms and conditions of employment, including, by way of illustration and not of limitation, all claims relative to recruitment, hiring, medical leaves, training, education, promotions, travel, vacations, testing, evaluations, pensions, reassignments, relocations, re-hirings, resignations, job assignments, conferences, time off, scheduling, discharge, discipline, references, back pay or future wage loss, bonuses, benefits, compensation, lay off, equity compensation including the granting or vesting of stock options, and all other terms and conditions of employment.

Without limiting the scope of Employee’s release of claims, Employee acknowledges that any right or claim which he may have arising under the Age Discrimination in Employment Act (“ADEA”) or under the Michigan Elliott-Larsen Civil Rights Act, whether known or unknown, arising out of Employee’s hire, employment with, or separation from Employer and any of its predecessors, successors, direct or indirect parents or subsidiaries, affiliates, or related entities up to and including the Effective Date is hereby released and forever waived. Employee further specifically acknowledges that he waives and releases any claim of constructive discharge or similar claim which challenges the voluntary nature of him resignation from employment with Employer and any of its predecessors, successors, direct or indirect parents or subsidiaries, affiliates, or related entities.

Nothing in this Agreement, including but not limited to the release of claims, confidential information, confidentiality, and non-disparagement provisions, (i) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefit Protection Act, (“OWBPA”), (ii) prevents Employee from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (iii) limits Employee from exercising rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. Although, by signing this Agreement, Employee is waiving rights to individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not Employer) for information provided to the government agency or otherwise where prohibited.

Similarly, nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or DOL), from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Employee is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

Employee understands that this release does not apply to any claim or entitlement that Employee has to (i) workers’ compensation benefits; (ii) government-provided unemployment benefits; (iii) any vested rights or benefits under any benefit plan; (iv) the consideration provided in Paragraph 2 of this Agreement; or (v) any other rights or claims under applicable federal, state or local law that cannot be waived or released by private agreement.

Furthermore, in exchange for the consideration contained in Paragraph 2 of this Agreement, Employee agrees for himself, his heirs, executors, administrators, successors and assigns to release and discharge forever Employer and its successors, predecessors, direct and indirect parents, subsidiaries, affiliates and related entities (including, for the avoidance of doubt, Home Point Capital), past and current officers, directors, members, board members, employees, direct and indirect equity holders, partners, agents, attorneys, and assigns in their official and individual capacities from any and all claims, debts, promises, agreements, demands, causes of action, losses, and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising out of or in connection with the Substitute Option Agreement or the Plan, including any predecessor agreements and plans.

Finally, in exchange for the consideration contained in Paragraph 2 of this Agreement, Employee agrees that any shares of Home Point Capital common stock held by Employee, including any shares received in connection with the exercise of Performance-Based Substitute Options, will be held in book-entry form and Employee will not request certificated or physical shares from Employer or Home Point Capital or any assistance therewith.

d.Covenant Not To Sue: Employee, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged, or claimed any action, cause of action or proceeding regarding or in any way related to any of the claims released by his under Paragraph 3 hereof, and further agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding; provided, however, that Employee’s agreement not to sue and release of claims under Paragraph 3 hereof do not apply to those actions or proceedings that are not waivable by law, nor shall it interfere with a protected right, if any, to file a charge with a federal administrative agency or to participate in an investigation or proceeding conducted by such agency. Employee understands and agrees, however, that he has waived any right to recover any damages arising under such a charge as set forth in Paragraph 3 hereof.

e.No Right to Re-employment: Employee acknowledges and agrees that his employment will permanently end as of the Separation Date; that his employment relationship and all obligations of Employer and any of its predecessors, successors, direct or indirect parents or subsidiaries, affiliates, or related entities under the employment relationship will cease as of said date; and that he has no rights to re-employment, rehire or recall with Employer or its predecessors, successors, direct or indirect parents, subsidiaries, affiliates, or related entities.

f.Return of Property: Except for the Microsoft Surface laptop that the Employer provided to the Employee in connection with his employment, Employee agrees to return to Employer all company sponsored credit cards, laptops, documents, reports, files, memoranda, records, keys, identification cards, computer access codes, software, computer files, company vehicles, cell phones, and/or any other physical or personal property he received or prepared or helped to prepare in connection with his employment (“Company Property”) by no later than the Separation Date. By signing this Agreement, Employee represents that he will return all Company Property and will not retain any copies, duplicates, reproductions, or excerpts of the Company Property. In the event Employee has lost, damaged, or otherwise failed to return any Company Property, Employee agrees to pay Employer the replacement cost of such Company Property.

g.Non-Disclosure; Confidentiality: Employee agrees that he will keep the terms and amounts set forth in this Agreement completely confidential and will not disclose any information concerning these matters to any person or entity not a party hereto, except: (a) his attorneys, accountant, tax advisor, or to immediate family who agree to abide by this confidentiality provision; (b) to the extent necessary to report income to appropriate taxing authorities as expressly required by law; or (c) in response to a specific court order, subpoena, or legal process signed by a judge with competent jurisdiction which orders the disclosure of the nature, content, substance, conditions, or specific terms of the Agreement. Furthermore, Employee will not, without written permission of Employer, disclose any confidential information or trade secrets of Employer, Home Point Capital, or any of their predecessors, direct or indirect parents or subsidiaries, affiliates, or related entities to anyone outside Employer or Home Point Capital, unless required by subpoena. Confidential information and trade secrets include, but are not limited to, operations, results, products, business plans, strategies, methodologies, customer lists, product development information, marketing and sales plans, pricing information, operating policies and manuals, and/or other confidential information related to the Employer, Home Point Capital, or any of their predecessors, direct or indirect parents or subsidiaries, affiliates, or related entities.

h.Non-Solicitation: Employee agrees that up until the Separation Date and continuing for [***]following that date, he will not, without prior written approval from Employer’s Chief Executive Officer: (a) directly or indirectly solicit or encourage any person who is an employee of Employer, Home Point Capital, or any of their successors, direct or indirect parents or subsidiaries, affiliates, or related entities to terminate his or her employment relationship with, or accept any other employment outside of, such entity; (b) directly hire, or recommend or cause to be hired by an entity for which the Employee works, any person who is, or was within one year before or after the Separation Date, an employee of Employer, Home Point Capital, or any of their predecessors, direct or indirect parents or subsidiaries, affiliates, or related entities; (c) provide any non-public information regarding an employee of Employer, Home Point Capital, or any of their predecessors, successors, direct or indirect parents or subsidiaries, affiliates, or related entities to any external person in connection with employment outside such entities, including, but not limited to, recruiters and prospective employers; or (d) directly or indirectly attempt to solicit the trade of any person or entity that is a customer of Employer or Home Point Capital or which Employer or Home Point Capital has been undertaking reasonable steps to procure as a customer during the [***]months preceding the Separation Date, for avoidance of doubt, a customer includes a broker; provided that the limitation in this clause (d) will only apply to products or services in competition with a product or service of the Employer or Home Point Capital, and to customers with whom or which Employee had contact during employment.

i.Non-Disparagement: Employee agrees that he shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning Home Point Financial, its affiliates, employees, officers, or directors and its existing and prospective customers, investors, and or associated third parties, now or in the future. This Section does not in any way restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to Home Point Financial at [***].

j.Other Litigation: Employee agrees that he will not act in any manner that would damage the business or reputation of Employer and/or any of its related companies, successors, assigns, directors, employees, and officers. Employee shall not encourage, counsel, or assist any attorneys, their clients or other individuals in the presentation or prosecution of any disputes, differences, grievances, claims, changes or complaints against Employer and/or any of its related companies, successors, assigns, directors, employees, officers, or shareholders. Employee agrees that he will not discuss or comment, or give or prepare any writing involving any issue arising out of any litigation, administrative proceeding or arbitration in which Employer is or shall become involved without having been so authorized by Employer’s President and CEO, in writing, or by virtue of an order issued by a court of competent jurisdiction. If served with an order or valid subpoena, Employee agrees to immediately inform Employer’s General Counsel in writing; provided however, that Employee may participate in any judgment or settlement payable by Employer pursuant to any class action litigation where Employee is legitimately a member of such certified class and where such claims and/or causes of action arise from events following execution of this Agreement. Violation of this provision by Employee shall constitute a material and actionable breach of this Agreement.

Employee agrees to cooperate and participate with the Employer, its attorneys, and agents in the prosecution and defense of all lawsuits, claims, or administrative proceedings or arbitrations against or involving Employer or Home Point Capital in which Employee is named as a party (other than a claim by Employer against Employee), or of which Employee has knowledge, or with which Employee had involvement during his employment. Employee agrees that with respect to such cooperation and participation after the Separation Date, he shall make himself available for reasonable amounts of time, as necessary, to assist the Employer, its attorneys, and agents, in the prosecution and defense of all such lawsuits, claims, proceedings or arbitrations. Employer agrees to provide Employee with a reasonable fee (i.e. not less than Employee’s per diem rate of pay at the time of his Separation Date) and to reimburse Employee for reasonable travel and lodging expenses he may incur as a result of such cooperation and participation.

k.No Admission of Liability/Complete Defense: Nothing contained in this Agreement shall be construed as an admission by either party of any wrongdoing or liability of any kind to the other, such liability being expressly denied. Employee fully understands and agrees that this Agreement may be used by Employer and Home Point Capital as a complete defense to any claim which hereafter may be asserted by Employee or other persons or agencies on behalf of Employee in any suit or claim against Employer or Home Point Capital for or on account of any matter or thing whatsoever arising out of an employment or other relationship between Employee and Employer and any of its predecessors, successors, direct or indirect parents or subsidiaries, affiliates, or related entities.

l.Effective Date of This Agreement: This Agreement was presented to Employee for his review and consideration on January 18, 2023 (“Review Date”). Employee is entitled to review and consider this Agreement for twenty-one (21) calendar days following the Review Date before signing and returning this Agreement to Employer. Employee may voluntarily and knowingly sign and return this Agreement before the end of the twenty-one (21) day period. Employee acknowledges that Employer has made no promises, inducements, representations, or threats to cause Employee to sign this Agreement before the end of the twenty-one (21) day period. The date the Employee signs this Agreement shall be the "Effective Date" of this Agreement. For seven (7) calendar days following execution by Employee of this Agreement, Employee may unilaterally revoke this Agreement. Employee may revoke this Agreement only by giving Employer formal written notice of her revocation of this Agreement, to be received by Employer no later than the end of the seventh day following her execution of this Agreement. This Agreement shall not become effective in any respect until the revocation period has expired without timely notice of revocation. In the absence of Employee’s timely revocation of this Agreement, the eighth day after the revocation election period of this Agreement shall be the "Effective Date" of this Agreement.

m.Performance of This Agreement: Each of the parties signing this Agreement warrants and represents that he/it shall execute and deliver any and all instruments, agreements, documents, or other writings and shall perform all other acts deemed necessary to effect the terms and purposes of this Agreement.

n.Waiver: A waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

o.Entire Agreement: This Agreement sets forth the entire agreement between the parties with respect to termination of the Employee’s employment and supersedes all other agreements, understandings, and representations, oral or written, which heretofore may have been made with respect to Employee’s employment or the termination of Employee's employment.

p.Modification: No cancellation, modification, amendment, deletion, addition, or other changes in this Agreement or any provision hereof or waiver of any right herein provided shall be effective for any purpose unless specifically set forth in writing and signed by both Employee and an authorized representative of each of Employer and Home Point Capital.

q.Severability: If any provision of this Agreement shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had not been originally incorporated herein, as the case may be. Upon a finding by a court, administrative agency, or other tribunal of competent jurisdiction that any release, waiver, or covenant contained in this Agreement is void, illegal, or unenforceable, the Employee agrees to promptly execute a release, waiver, or covenant that is legal and enforceable.

r.Not Evidence: The parties agree that this Agreement is in settlement of any claims and may not be used as evidence in any action, except an action to enforce this Agreement.

s.No Assignment: Employee specifically represents that he has not assigned or purported to assign or transfer to any third party any claim, known or unknown, past or present, against the other party or any portion of or any interest in any such claim, nor will he do so in the future.

t.Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefit of Employee, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of Employer and Home Point Capital and their respective successors and assigns.

u.Attorneys’ Fees. If any party commences an action against the other party in order to enforce any provision of this Agreement or to recover damages from the alleged breach of any provision of this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with the action, including reasonable attorneys’ fees.

v.Acknowledgement: Employee warrants and represents to Employer and Home Point Capital as follows:

a)He has had ample time to review all of the provisions of this Agreement and fully understands it and the choices with respect to the advisability of making the waiver and release contained herein.
b)He has been advised in writing by Employer to review all of the provisions of this Agreement with independent legal counsel or other advisors and has had the opportunity to pursue such a review.
c)He acknowledges that he has entered into this Agreement by his free will and choice without any compulsion, duress, or undue influence from anyone.
d)He does not have any actions pending against Employer, Home Point Capital, or any of their predecessors, successors, direct or indirect parents or subsidiaries, affiliates, or related entities that address claims that are released under the terms of this Agreement, and no such claim will be filed during the revocation period of this Agreement without the formal notification of Employee's revocation of this Agreement.

e)He has been properly paid for all hours worked for the Employer.
f)He has not made any claims or allegations to the Employer, Home Point Capital, or any of their predecessors, successors, direct or indirect parents or subsidiaries, affiliates, or related entities related to sexual harassment or sexual abuse, and that none of the payments set forth in this Agreement are related to sexual harassment or abuse.
g)He has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer, Home Point Capital, or any of their predecessors, successors, direct or indirect parents or subsidiaries, affiliates, or related entities.

w.Notices: All notices under this Agreement must be given in writing to:

Home Point Financial Corporation
Attn: [***]
2211 Old Earhart Road, Suite 250
Ann Arbor, Michigan 48105

x.Governing Law: This Agreement shall be construed and interpreted in accordance with the laws of the State of Michigan.

The undersigned further state that they have carefully read this Agreement including the general release of claims, know and understand its contents, and that they execute it as their own free act and deed.

Home Point Financial Corporation

By: /s/ William A. Newman
Title: President and CEO
Date: January 25, 2023

Home Point Capital Inc.

By: /s/ William A. Newman
Title: President and CEO
Date: January 25, 2023____
Employee /s/ Phillip M. Miller Phillip M. Miller Signed and printed employee name Date: January 18, 2023